NEWS RELEASE

DEVELOPED TECHNOLOGY RESOURCE, INC.
12800 Whitewater Drive, Suite 170
Minnetonka, Minnesota  55343

CONTACT:   John P. Hupp
           (612) 938-7080

FOR IMMEDIATE RELEASE


         DEVELOPED TECHNOLOGY RESOURCE, INC. AND AGRIBUSINESS PARTNERS INTERNATIONAL FORM PARTNERSHIP TO PURSUE DAIRY OPPORTUNTIES IN
                             THE FORMER SOVIET UNION


         MINNEAPOLIS, MINN. -- (03/03/97) Developed Technology Resource, Inc.
(DTR) and Agribusiness Partners International, L.P. (API) announced today the formation of FoodMaster International LLC (FoodMaster) for the purpose of pursuing dairy opportunities in the former Soviet Union. Under the founding agreement signed today, DTR will contribute its dairy operations in Kazakhstan and its opportunities in Moldova and API has agreed to fund up to $6 million over the next two years to expand the business. DTR will manage the day-to-day affairs of FoodMaster and its subsidiaries under a separate management agreement. API will own 60% of FoodMaster and DTR 40%, with DTR having the ability to earn a greater economic interest by reaching defined performance targets.

         In June, 1995, DTR started its first dairy operation in Kazakhstan with a plan to expand into other markets in the former Soviet Union (fSU). In July of 1996, DTR obtained the right to purchase its dairy partner in Kazakhstan, and just this year received a grant from the USAID to expand to Moldova. John Hupp, the president of DTR, stated, "We are excited about the opportunity that this partnership affords to our shareholders and our new partners. Having proven the concept in Kazakhstan, and having learned a great deal in the process, we now have the capital to carry out our expansion. It is FoodMaster's goal to move prudently and deliberately to build solid regional dairies in the fSU."


                                    - more -


         Robert Peyton, president of API, stated, "We believe that this is an excellent time to get into the dairy business in the fSU. Currently, there are no companies offering domestic, high-quality, brand name dairy products in the regions where FoodMaster will operate. The industry is in need of capital, technology which API can provide and management experience which DTR brings to the project. We are excited to be in partnership with DTR which has proved its abilities both in the United States and in its dairy operations in Kazakhstan."

         API is a $100 million fund sponsored by America First Companies, headquartered in Omaha, Nebraska. It was formed with the purpose of investing in the food and agribusiness industries of the former Soviet Union.

         DTR is a publicly held company focused on building business opportunities in the former Soviet Union, and maintains offices in Minnesota, and Almaty, Kazakhstan. Its common shares are traded on NASDAQ OTC Bulletin Board under the symbol "DEVT."

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